CONTACT:

Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES SECOND QUARTER 2006 RESULTS

MENLO PARK, Calif., (August 10, 2006) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the second quarter ended June 30, 2006.

For the second quarter of 2006, Corcept reported a net loss of $7.9 million, or $0.35 per share, compared to a net loss of $4.1 million, or $0.18 per share, for the second quarter of 2005. For the first six months of 2006, the company reported a net loss of $14.6 million, or $0.64 per share, compared to a net loss of $9.6 million, or $0.43 per share, for the same period in 2005.

Total operating expenses were $8.2 million for the second quarter of 2006 and $15.3 million for the first half of 2006 compared to $4.4 million and $10.2 million, respectively, in the same periods in 2005. In the second quarter and first half of 2006, research and development expenses increased to $7.0 million and $12.8 million, respectively, from $3.3 million and $8.0 million in the same respective periods of 2005. These increases were primarily related to increased activity in the clinical development of CORLUX® for treating the psychotic features of psychotic major depression, or PMD.

General and administrative expenses increased to $1.2 million for the second quarter and $2.5 million for the first half of 2006 from $1.1 million and $2.1 million, respectively, for the same periods in 2005 due to increases in legal and professional fees and staffing.

As of June 30, 2006, Corcept had cash, cash equivalents and marketable securities of $17.5 million. The total cash used in the company’s operating activities for the first six months of 2006 was $12.2 million.

Total revenue was $100,000 and $221,000 for the second quarter and the first half of 2006, respectively, from the collaboration with Eli Lilly and Company. The results of this study are expected to be reported in the first quarter of 2007. Total revenues from this collaboration are expected to be between $500,000 and $1.0 million over the course of this study. There were no revenues recorded prior to 2006.

Updating progress in the PMD clinical program, Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept said, “In May, we announced the completion of patient enrollment in two of our three Phase 3 trials evaluating CORLUX for treating the psychotic features of PMD. We expect to report results from Study 07, this month and from Study 09 in September. We also plan to report the results of Study 06, our third Phase 3 trial for which patient enrollment continues, in the fourth quarter.”

Dr. Belanoff further stated, “During the development of CORLUX, we have been engaged in dialogue with the United States Food and Drug Administration (FDA) to determine an acceptable development plan which would enable the Agency to complete its review in a satisfactory manner. Recently, the FDA recommended that we conduct a dose proportionality study and other studies to determine whether there are interactions between CORLUX and some commonly used drugs. We are continuing our dialogue with the FDA to define any additional data needed to complete a New Drug Application (NDA). If this dialogue proceeds as anticipated and the clinical data warrant, we expect to submit an NDA in 2007. We will need to raise additional funds to complete the NDA and prepare for the commercialization of CORLUX.”

Commenting on Corcept’s financial guidance for the second quarter of 2006 Fred Kurland, Corcept’s Chief Financial Officer, stated, “Based on the timeline of our clinical development program, we expect that net cash used in 2006 will be between $20 million and $25 million. Our cash and marketable securities will enable us to complete our ongoing three Phase 3 clinical studies evaluating our lead product candidate, CORLUX, for treating the psychotic features of PMD.”

About Psychotic Major Depression
PMD is a serious psychiatric disorder that affects about three million people in the United States every year. It is more prevalent than either schizophrenia or manic depression. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated
Corcept Therapeutics Incorporated is a pharmaceutical company focused on developing drugs for treating severe psychiatric and neurological diseases.  Corcept’s lead product, CORLUX, is in Phase 3 clinical trials for treating the psychotic features of PMD.  The drug is administered orally to PMD patients once per day for seven days.  CORLUX, a potent GR-II antagonist, appears to reduce the effects of the elevated and abnormal release patterns of cortisol seen in PMD.  The company has also initiated a proof-of-concept study to evaluate the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For more information, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our clinical development programs, the expected timing of results of our clinical trials, our spending pace, the availability of financing and our expected financial results. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurances with respect to the regulatory process or regulatory approvals; there can be no assurance with respect to the ability to raise funds or to do so on attractive terms, there can be no assurances with respect to commercial success; financial projections may not be accurate; there can be no assurances that the proof-of-concept study will be completed, that the study will be successful, or that Corcept will decide to pursue further activities with respect to weight gain associated with olanzapine or other antipsychotic medications. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Note)
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$17,460	$29,080
Other current assets	598	425

Total current assets	18,058	29,505
Long-term investments	—	539
Other assets	112	112

Total assets	$18,170	$30,156

LIABILITIES AND STOCKHOLDER’S EQUITY:

Current liabilities:
Accounts payable	$1,265	$549
Other current liabilities	3,903	2,972

Total current liabilities	5,168	3,521
Capital lease obligation, long-term portion	36	42

Total liabilities	5,204	3,563
Total stockholders’ equity	12,966	26,593

Total liabilities and stockholders’ equity	$18,170	$30,156

Note: Derived from audited financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED
STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Collaboration revenue	$100	$—	$221	$—

Operating expenses:
Research and development*	6,982	3,325	12,766	8,038
General and administrative*	1,182	1,061	2,498	2,134

Total operating expenses	8,164	4,386	15,264	10,172

Loss from operations	(8,064)	(4,386)	(15,043)	(10,172)

Interest and other income, net	203	282	455	564
Other expense	(3)	(7)	(6)	(15)

Net loss	$(7,864)	$(4,111)	$(14,594)	$(9,623)

Basic and diluted net loss per share	$(0.35)	$(0.18)	$(0.64)	$(0.43)

Shares used in computing basic and diluted net loss per share	22,696	22,594	22,677	22,585

*Includes non-cash stock-based compensation of the following:
Research and development	$159	$(194)	$352	$(120)
General and administrative	250	213	529	465

Total non-cash stock-based compensation	$409	$19	$881	$345